Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 12, 2011, except for the change in segments described in Note 19 as to which the date is December 12, 2011, relating to the combined financial statements of the St. Paul Park Refinery & Retail Marketing Business, a component of Marathon Oil Corporation, which appears in the prospectus of the Registration Statement (No. 333-185124) of Northern Tier Energy LP. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ PriceWaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

January 17, 2013